BANK SELLING AGREEMENT

Ladies and Gentlemen:

MBSC Securities Corporation (“we or “us”) is the principal underwriter and exclusive agent for the continuous distribution of the shares of beneficial interest or common stock of open-end registered investment companies managed, advised or administered by The Dreyfus Corporation (“Dreyfus”) or its subsidiaries or affiliates (each, a “Fund” and collectively, the “Funds”) pursuant to the terms of a Distribution Agreement between us and the Funds.  You, the firm specified on the signature page hereto (“you”), are a “bank” (as such term is defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).  We agree to allow you to make shares of the Funds available to your customers in accordance with the terms and conditions set forth in this Agreement.  Unless the context otherwise requires, as used herein the term “Prospectus” shall mean the full, statutory prospectus (the “Statutory Prospectus”) and related statement of additional information (the “SAI”) incorporated therein by reference (as amended or supplemented) of each of the respective Funds included in the then currently effective registration statement (or post-effective amendment thereto) (the “Registration Statement”) of each such Fund, as filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”).

In consideration for the mutual covenants contained herein, the parties hereby agree as follows:

1.                  Agency.

You are authorized to act as the Funds’ agent solely for the limited purpose of accepting your customers’ purchase and redemption orders for Fund shares.  Other than as specifically set forth herein, with respect to any and all transactions in the shares of any Fund pursuant to this Agreement, it is understood and agreed in each case that:

(i)                 you shall be acting solely as agent for the account of your customer;

(ii)               each transaction shall be initiated solely upon the order of your customer;

(iii)             we shall execute transactions only upon receiving instructions from you acting as agent for your customer;

(iv)             as between you and your customer, your customer will have full beneficial ownership of all Fund shares; and

(v)               each transaction shall be for the account of your customer and not for your own account.

2.                  Orders; Payment for Shares; Sales Charge Reductions.

(a)                All orders for the purchase of any Fund shares shall be executed at the then current public offering price per share (i.e., the net asset value per share plus the applicable sales charge, if any) and all orders for the redemption of any Fund shares shall be executed at the net asset value per share, less the applicable deferred sales charge, redemption fee, or similar charge or fee, if any, in each case as described in the Prospectus of such Fund.  The minimum initial purchase order and minimum subsequent purchase order shall be as set forth in the Prospectus of such Fund.  All orders are subject to acceptance or rejection by us

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or the Fund at our or the Fund’s sole discretion, and orders are effective only upon receipt in proper form.  We reserve the right, at our discretion and without notice, to suspend the sale of shares or withdraw entirely the sale of shares of any or all of the Funds.

(b)               The procedures relating to all orders and the handling thereof will be subject to the terms of the Prospectus of each Fund and our written instructions to you from time to time. No conditional orders will be accepted. You agree to place orders with us for the same number of shares and at the same price as any orders you receive from your customers. You shall not withhold placing orders received from your customers so as to profit yourself as a result of such withholding.    Moreover, in ordering shares of any Fund, you shall rely solely and conclusively on the representations contained in the Prospectus of such Fund.

(c)                You further agree that:

(i)                 You shall not effect any transactions (including, without limitation, any purchases, exchanges and redemptions) in any Fund shares registered in the name of, or beneficially owned by, any customer unless such customer has granted you full right, power and authority to effect such transactions on such customer's behalf; and

(ii)               We, each Fund, the Transfer Agent, as such term is defined in the Prospectus of each Fund, and our and their respective officers, directors, trustees, agents, employees and affiliates shall not be liable for, and shall be fully indemnified and held harmless by you from and against, any and all claims, demands, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) which may be incurred by us or any of the foregoing persons entitled to indemnification from you hereunder arising out of or in connection with the execution of any transactions in Fund shares registered in the name of, or beneficially owned by, any customer in reliance upon any oral or written instructions reasonably believed to be genuine and to have been given by or on behalf of you.

(d)               You agree to pay for purchase orders for Fund shares placed by you in accordance with the terms of the Prospectus of the applicable Fund.  In particular, on or before the settlement date of each purchase order for shares of any Fund, you agree to remit to an account with the Transfer Agent that is designated by us an amount equal to: (i) the then current public offering price of the shares of such Fund being purchased less the dealer reallowance, if any, with respect to such purchase order as determined by us in accordance with the terms of the Prospectus of the applicable Fund or (ii) the then current public offering price of the shares of such Fund being purchased without deduction for the dealer reallowance, if any, with respect to such purchase order as determined by us in accordance with the terms of the Prospectus of the applicable Fund, in which case the dealer reallowance, if any, shall be payable to you by us on at least a monthly basis.  You may elect to waive the dealer reallowance, to the extent permitted by the Prospectus of the applicable Fund.  Neither we nor the Funds are responsible for correcting the payment or assessment of an incorrect dealer reallowance due to your failure to fulfill your obligations under this Agreement.

(e)                If any Fund shares sold to you under the terms of this Agreement are sold with a sales charge and are redeemed for the account of the Fund or are tendered for redemption within seven (7) business days after the date of purchase:

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(i)                 You shall forthwith refund to us the full dealer reallowance received by you on the sale; and

(ii)               We shall forthwith pay to the Fund our portion of the sales charge on the sale which had been retained by us and shall also pay to the Fund the amount refunded by you.

(f)                If payment for any purchase order is not received in accordance with the terms of the Prospectus of the applicable Fund, we reserve the right, without notice, to cancel the sale and to hold you responsible for any loss sustained as a result thereof.

(g)                You represent that you have adopted, and will at all times during the term of the Agreement maintain, reasonable and appropriate procedures designed to ensure that any and all orders to purchase, redeem, transfer or exchange Fund shares received by you from customers treated as received by you by the close of trading (the “Close of Trading”) on the New York Stock Exchange (the “NYSE”) (usually 4:00 p.m. Eastern time) on a day the NYSE is open for regular business (a “Business Day”) are received by you prior to the Close of Trading on such Business Day and are not modified after the Close of Trading and that all such orders received, but not rescinded, by the Close of Trading are communicated to us or our designee for that Business Day.  Each transmission of Fund share orders by you shall constitute a representation that such orders are accurate and complete and are as received by you by the Close of Trading on the Business Day for which the orders are to be priced and that such transmission includes all Fund share orders received from customers, but not rescinded, by the Close of Trading.  You will maintain records sufficient to document the date and time of receipt of orders from customers.

(h)               In the case of any Fund shares sold with a sales charge, customers may be entitled to a reduction or waiver of the sales charge on purchases in accordance with the terms and conditions set forth in the Prospectus of the applicable Fund, and your dealer reallowance, if any, will be paid based upon the reduced sales charge, except as otherwise described in the Fund’s Prospectus.  The sales charge and/or dealer reallowance may be changed at any time in our sole discretion upon written notice to you.

(i)                 Unless at the time of transmitting an order you advise us or the Transfer Agent to the contrary, the shares of a Fund ordered will be deemed to be the total holdings of the specified customer in the Funds. Moreover, you agree to furnish to us or the Transfer Agent sufficient information to permit our confirmation of qualification for a reduced or waived sales charge, and acceptance of the purchase order is subject to such confirmation.

3.                  Delivery of Fund Prospectuses and SAIs.

(a)                In connection with offers to sell and sales of shares of each Fund, you agree to deliver or cause to be delivered to each person to whom any such offer or sale is made, at or prior to the time of such offer or sale, a copy of the Statutory Prospectus or the Fund’s current “summary prospectus” (as defined in Rule 498 under the 1933 Act) (the “Summary Prospectus”), each as filed with the SEC pursuant to the 1933 Act.  Delivery shall include electronic delivery in accordance with publicly-available SEC interpretations.  In addition, you agree to deliver or cause to be delivered to each person to whom any such offer or sale is made, upon request directed to you: (i) a copy of the SAI of the Fund or (ii) a copy of the

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Statutory Prospectus with respect to those persons who initially received a copy of the Summary Prospectus.

(b)               We agree to supply you with copies of the Summary Prospectus, Statutory Prospectus and SAI relating to each Fund in reasonable quantities upon request in connection with your delivery obligations set forth in Section 3(a) above.

4.                  Shareholder, Administrative or Distribution-Related Services.

(a)                You agree to serve as a service agent or to provide distribution assistance for all of your customers who purchase shares of any and all Funds in accordance with the terms of this Agreement and subject to each Fund’s Service Plan, Shareholder Services Plan, Distribution Plan or similar plan (each a “Plan” and collectively, the “Plans”), as applicable and as described in the relevant Prospectuses. In consideration of the shareholder, administrative and distribution services provided by you as described in this Section 4, we shall pay you such fees as may be determined by us, subject to and in accordance with, each Fund’s Plan(s), as applicable.  In addition:

(i)                 if you are to receive fees from us pursuant to a Fund’s Service Plan or Shareholder Services Plan, you agree to provide shareholder and administrative services for your customers who own shares of the Fund, which services may include, without limitation: assisting customers in changing dividend options, account designations and addresses; establishing and maintaining shareholder accounts and records; processing purchase and redemption transactions; providing periodic statements and/or reports showing a customer’s account balance and integrating such statements with those of other transactions and balances in the customer’s other accounts serviced by you; arranging for bank wires; and providing such other information and services as we reasonably may request, to the extent you are permitted by applicable statute, rule or regulation;

(ii)               if you are to receive fees from us pursuant to a Fund’s Distribution Plan, you agree to provide distribution assistance in connection with the sale of shares of the Fund and/or shareholder servicing; and

(iii)             you shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in your business, or all or any personnel employed by you) as is necessary or beneficial for providing information and services to each Fund’s shareholders, and to assist us in servicing accounts of your customers.  You shall transmit promptly to your customers all communications sent to you for transmittal to shareholders by or on behalf of us, any Fund, or any Fund’s investment adviser, custodian or transfer or dividend disbursing agent.

(b)               The fees payable to you as described in this Section 4 shall be paid monthly in arrears based on the average daily net asset value of customers’ Fund shares held during the relevant period.  You understand that any payments pursuant to this Agreement shall be paid only so long as the relevant Plans are in effect. You agree that no director, trustee, officer or shareholder of a Fund shall be liable individually for the performance of the obligations hereunder or for any such payments.  It is recognized that certain parties may not be permitted to collect fees under a Plan and, if you are such a party, you acknowledge

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and agree that you will not collect such fees.  Your acceptance of such fees shall constitute your representation that receipt of such fees is lawful.

(c)                In extraordinary circumstances, which are defined for purposes of this Agreement as periods of very low interest rates during which Dreyfus, from time to time, is waiving receipt of a portion of its management fee and/or paying Fund operating expenses directly in order for the Dreyfus-managed money market Funds to generate a minimum 1-day yield of up to 0.05% (on a subsidized basis), MBSC may, in its discretion, reduce the fees payable to you as described in this Section 4 with respect to such money market Fund, potentially to as low as zero. The amount of any fee rate reductions will be derived from the average percentage reduction in total money market Fund operating expenses, as determined by MBSC on a month-to-month basis. When such expense limitations are no longer in effect for the applicable money market Funds, MBSC will immediately resume payments at the original fee levels.

5.                  Representations and Warranties.

(a)                You hereby represent and warrant that:

(i)                 you are a “bank” as such term is defined in Section 3(a)(6) of the Exchange Act;

(ii)               you shall promptly provide written notice to us in the event that you shall cease to be a “bank” as such term is defined in Section 3(a)(6) of the Exchange Act.  In such event, this Agreement shall be automatically terminated upon such written notice;

(iii)             the compensation payable to you hereunder, together with any other compensation payable to you by customers in connection with the investment of their assets in shares of the Funds, will be properly disclosed by you to your customers, will be authorized by your customers and will not result in an unauthorized fee to you;

(iv)             if you are a federally supervised bank or thrift institution, you agree that, in providing services hereunder, you shall at all times act in compliance with the Interagency Statement on Retail Sales of Nondeposit Investment Products issued by The Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, and the Office of Thrift Supervision (February 15, 1994) or any successor interagency requirements as in force at the time such services are provided;

(v)               you will, on reasonable request, (i) provide us with certifications, representations and reports related to the performance of this Agreement or your agreements, representations, warranties, covenants or agreements herein (“Compliance Matters”) and (ii) permit us or the Funds (or our or their agents), as well as appropriate regulatory authorities, to obtain information and records, and to inspect your facilities, relating to Compliance Matters;

(vi)             you will provide to us and each applicable Fund such information relating to your services hereunder as may be required to be maintained by us and/or such Fund under applicable federal or state laws, and the rules, regulations, requirements or conditions of applicable regulatory and self-regulatory agencies or authorities; and

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(vii)           you shall inform us immediately in the event of  your violation of any applicable federal or state law, rule, regulation, requirement or condition arising out of or in connection with this Agreement, or which may otherwise affect in any material way your ability to fulfill your obligations  in accordance with the terms of this Agreement.

(b)               We hereby represent and warrant to you that we are duly registered as a broker-dealer with the SEC and, to the extent required, with applicable state agencies or authorities having jurisdiction over securities matters, and we are a member of the Financial Industry Regulatory Authority.

(c)                Each party hereby represents and warrants to the other party that:

(i)                 it is a corporation, partnership or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized;

(ii)               it will comply with all applicable federal and state laws, and the rules, regulations, requirements and conditions of all applicable regulatory and self-regulatory agencies or authorities in the performance of its duties and responsibilities hereunder;

(iii)             the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action, and all other authorizations and approvals (if any) required for its lawful execution and delivery of this Agreement and its performance hereunder have been obtained; and

(iv)             upon execution and delivery by it, and assuming due and valid execution and delivery by the other party, this Agreement will constitute a valid and binding agreement, enforceable in accordance with its terms.

6.                  Shareholder Information and Imposition of Trading Restrictions.

(a)                For purposes of this Section 6, the following definitions apply:

(i)                 “Fund” includes any open -end registered investment company managed, advised or administered by Dreyfus or its subsidiaries or affiliates and does not include any “exempted funds” as defined in Rule 22c-2(b) under the Investment Company Act of 1940, as amended (the “1940 Act”).

(ii)               “Shareholder” shall mean, as applicable, (a) the beneficial owner of Fund shares whether the shares are held directly by the shareholder or by you in nominee name; (b) a plan participant notwithstanding that the plan may be deemed to be the beneficial owner of the Fund shares; or (c) the holder of interests in a Fund underlying a variable annuity or variable life insurance contract.

(iii)             “Written” communications include electronic communications and facsimile transmissions.

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(b)               You agree to provide promptly, but not later than ten (10) business days, to a Fund or its designee, upon Written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholders who have purchased, redeemed, transferred or exchanged Fund shares held through an account with you (an “Account”) during the period covered by the request and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder or Account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Fund shares.  To the extent practicable, the format for any transaction information provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format.

(i)                 We agree that requests by the Fund or its designee must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought.  The Fund or its designee may request transaction data older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing dilution to the value of the outstanding shares issued by the Fund.

(ii)               You agree to use best efforts to determine, promptly upon request of the Fund or its designee, but not later than ten (10) days, whether any person that holds Fund shares through you is an “indirect intermediary” as defined in Rule 22c-2 under the 1940 Act (an “Indirect Intermediary”), and upon further request of the Fund or its designee: (1) provide or arrange to have provided the information set forth in this Section 6(b) regarding Shareholders who hold an account with an Indirect Intermediary; or (2) restrict or prohibit the Indirect Intermediary from purchasing shares on behalf of itself or other persons.

(iii)             We agree that the Fund and its designee shall not to use the information received pursuant to this Section 6(b) for any purpose other than the purposes outlined herein without your prior Written consent.

(c)                You agree to execute Written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Fund shares by a Shareholder that has been identified by the Fund as having engaged in frequent trading of Fund shares (directly or indirectly through an Account) as defined in the Prospectus.  You agree to execute instructions as soon as reasonably practical but not later than five (5) business days after receipt of the instructions by you.

(d)               Written instructions provided to you will include the TIN, if known, and the specific restriction(s) to be executed.  If the TIN is not known, the instructions will include an equivalent identifying number of the Shareholders or Accounts or other agreed upon information to which the instructions relates.

(e)                You must provide Written confirmation to the Fund or its designee that instructions have been executed.  You agree to provide the confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

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7.                  Representations Concerning Fund Shares.

You shall not make any representations concerning any Fund shares other than those contained in the Prospectus of such Fund or in any promotional materials or sales literature furnished to you by us or a Fund. You shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to any Fund (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to you by us or the Fund, and such other information and materials as may be approved in writing by us.

8.                  Multiple-Class Procedures.

You understand and acknowledge that the Funds may offer shares in multiple classes, and you represent and warrant that, to the extent you recommend transactions in Fund shares, you have established compliance procedures designed to ensure that: (i) in offering more than one share class of Funds to your customers, customers are made aware of the terms of each class of shares offered, (ii) your representatives recommend only shares that are appropriate and suitable investments for each customer, (iii) the customer is availed of the opportunity to obtain front-end sales charge discounts as detailed in the Funds’ Prospectuses, and (iv) there is proper supervision of your representatives in recommending and offering different classes of Fund shares to your customers.

9.                  Anti-Money Laundering Program Procedures.

You represent and warrant that you have adopted and implemented policies and procedures to comply with all anti-money laundering, customer identification and verification, suspicious activity, currency transaction reporting and similar laws and regulations, including, but not limited to, the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the regulations thereunder, applicable to you.  You also represent and warrant that you will not purchase or sell Fund shares, or otherwise facilitate any transaction, on behalf of any person on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control (“OFAC”), or other similar governmental lists, or in contravention of any OFAC maintained sanctions program.  You agree to share information with the Fund for purposes of ascertaining whether a suspicious activity report (“SAR”) is warranted with respect to any suspicious transaction involving Fund shares, provided that neither you nor the Fund is the subject of the SAR filing.  You also represent and warrant that you have filed the requisite certification with the Financial Crimes Enforcement Network (“FinCEN”) to allow you to share information pursuant to Section 314(b) of the USA PATRIOT Act.  In addition, you shall, to the extent consistent with applicable law, take all steps necessary and appropriate to provide the Funds and/or us with any requested information about investors and accounts in the event that the Funds or we shall request such information in response to an inquiry or investigation by an appropriate authority.

10.              Indemnification.

(a)                Each party (the “Indemnifying Party”) agrees to indemnify, defend and hold the other party, its several officers and directors, any person who controls such other party within the meaning of Section 15 of the 1933 Act and, when you are the Indemnifying Party, the Funds (collectively, the “Indemnified Parties”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection

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therewith) which the Indemnified Parties may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon:

(i)                 any breach of any representation, warranty or covenant made by the Indemnifying Party herein;

(ii)               any failure by the Indemnifying Party to perform its obligations at set forth herein; or

(iii)             any negligence, bad faith or misfeasance by the Indemnifying Party or any of its officers, directors, employees, agents, or any person who controls such Indemnifying Party within the meaning of Section 15 of the 1933 Act.

(b)        We, as the Indemnifying Party, further agree to indemnify, defend and hold you, your several officers and directors, and any person who controls you within the meaning of Section 15 of the 1933 Act, as the Indemnified Parties, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which you may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in any Registration Statement or any Prospectus, or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in either any Registration Statement or any Prospectus, or necessary to make the statements in any thereof not misleading; provided, however, that our agreement to indemnify you, your officers and directors, and any such controlling person under this Section 10(b) shall not be deemed to cover any claims, demands, liabilities or expenses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in any Registration Statement or Prospectus in reliance upon and in conformity with written information furnished to us or a Fund by you specifically for use in the preparation thereof.

(c)        The Indemnifying Party’s agreement to indemnify the Indemnified Parties is expressly conditioned upon the Indemnifying Party being notified of any action brought against the Indemnified Parties, such notification to be given in writing received by the Indemnifying Party at its address as specified in Section 15 of this Agreement within seven (7) days after the summons or other first legal process shall have been served. The failure to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to the person against whom such action is brought by reason of any such breach, negligence, bad faith, misfeasance or untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of Indemnifying Party’s indemnity agreement contained in this Section 10. The Indemnifying Party will be entitled to assume the defense of any suit brought to enforce any such claim, demand, liability or expense. In the event that Indemnifying Party elects to assume the defense of any such suit and retain counsel, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Indemnifying Party does not elect to assume the defense of any such suit, it will reimburse the Indemnified Parties named as defendants in such suit, for the fees and expenses of any counsel retained by such Indemnified Parties.

(d)        The indemnification agreement contained in this Section 10 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any person entitled to indemnification pursuant to this Section 10, and shall survive the delivery of any Fund shares and termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of the Indemnified Parties and their respective estates, successors and assigns.

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(e)        NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE INDEMNIFYING PARTY SHALL NOT BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSS OF BUSINESS, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER THE INDEMNIFYING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.              Customer Information; Privacy.

Each party agrees to comply with all applicable state and federal laws and regulations relating to consumer privacy and data security.  Pursuant to Regulation S-P promulgated by the SEC under the Gramm-Leach-Bliley Act (“Reg. S-P”), you agree to deliver the Funds’ then current consumer privacy notice to any customer who purchases Fund shares from or through you, at or prior to the time of the initial purchase, if the customer would be considered a “consumer” or “customer” (each as defined in Reg. S-P) of the Fund(s).    The provisions of this Section 11 shall survive the termination of this Agreement.

12.              Qualification of Fund Shares.

We agree to make available to you a list of: (i) U.S. states or other U.S. jurisdictions in which shares of the Funds are registered and qualified for sale and (ii) foreign countries (and attendant restrictions) where shares of the Fund may be sold, each of which may be revised by us from time to time (collectively, the “Jurisdiction List”).  You will make Fund shares available to your customers only in those U.S. states, other U.S. jurisdictions and foreign countries that are included on the Jurisdiction List, subject to your compliance with any applicable requirements and restrictions, including those restrictions applicable to sales in foreign countries as set forth on the Jurisdiction List.  You agree to provide us with certifications or other documentation as we deem necessary to monitor your compliance with such restrictions.  Moreover, you will ensure that you (including your associated persons) are properly licensed and qualified to offer and sell shares in any U.S. state, other U.S. jurisdiction and foreign country that requires such licensing or qualification in connection with your activities.    You further agree not to make Fund shares available in any other jurisdiction unless you have received prior written authorization from us.

13.              Expedited Redemption Information Form.

By completing the Expedited Redemption Information Form annexed hereto as Appendix A, you agree that we, each Fund with respect to which we permit you to exercise an expedited redemption privilege, the Transfer Agent of each such Fund, and our and their respective officers, directors or trustees, agents, employees and affiliates shall not be liable for and shall be fully indemnified and held harmless by you from and against any and all claims, demands, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or in connection with any expedited redemption payments made in reliance upon the information set forth in Appendix A.

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14.              Non-Exclusivity; Relationship of Parties; Use of Names.

The parties acknowledge and agree that: (i) neither this Agreement nor the arrangements described herein constitute an exclusive arrangement, or create a partnership, association or joint venture between you and us and (ii) each party may enter into similar agreements and arrangements with other entities.  Other than as specifically set forth herein, neither party hereto shall be, act as, or represent itself as, the agent or representative of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party.  This Agreement is not intended to, and shall not, create any rights against either party hereto by any third party solely on account of this Agreement.  Neither party hereto shall use the name of the other party in any manner without the other party’s prior written consent, except as required by any applicable federal or state law, rule, regulation, requirement or condition, and except pursuant to any promotional programs mutually agreed upon in writing by the parties hereto.  Notwithstanding the foregoing, you may use the names of the Funds on a list of funds available on your platform without our prior approval.

15.              Notices.

Except as otherwise specifically provided herein, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery; by U.S. mail; by nationally recognized overnight courier service; by fax; or by electronic mail.  Unless otherwise notified in writing, all notices to us shall be given or sent to us: (i) at our offices, located at 144 Glenn Curtiss Boulevard, Uniondale, New York, 11556, Attention:  Director of Institutional Services, (ii) via fax to the number (516) 338-3644, Attention: Director of Institutional Services or (iii) via e-mail to opsreview@bnymellon.com, Attention: Director of Institutional Services, in each case with a copy to: 200 Park Avenue, New York, New York 10166, Attention: Legal Department, and all notices to you shall be given or sent to you at your address, fax number or e-mail shown below.

16.              Term; Termination; Amendment; Assignment; Complete Agreement.

(a)                If you are to receive fees from us pursuant to a Fund’s Plan, this paragraph shall apply with respect to such Fund.  This Agreement shall continue so long as it is approved at least annually by the Fund's Board of Directors or Trustees.  Such continuance must be approved specifically at least annually by a vote of a majority of (i) the Fund's Board of Directors or Trustees and (ii) directors or trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable without penalty, at any time, by a majority of the Fund’s directors or trustees who are not “interested persons” (as defined in the 1940 Act) and have no direct or indirect financial interest in this Agreement or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days' notice to you.  Notwithstanding anything contained herein, if you fail to perform the shareholder servicing and administrative and/or distribution functions contemplated herein, this Agreement shall be terminable by us as to any or all of the Funds effective upon receipt of notice thereof by you.  This Agreement also shall terminate automatically in the event of its “assignment” (as defined in the 1940 Act).

(b)               Notwithstanding Section 16(a) above, this Agreement may be terminated: (i) at any time by either party hereto upon fifteen (15) days' prior written notice to the other party, (ii) by

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us as to any or all Funds immediately, without penalty, if the present investment adviser of such Fund(s) ceases to serve the Fund(s) in such capacity, (iii) by us if we cease to act as distributor of such Fund(s) or (iv) as otherwise provided in this Agreement.

(c)                This Agreement, and any exhibits hereto, may be amended by us upon written notice to you, and such amendment shall be deemed accepted by you upon the placement of any order for the purchase of Fund shares or the acceptance of a fee payable under this Agreement after the effective date of any such amendment.

(d)               This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements between the parties hereto relating to the subject matter hereof.

17.              Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

[SIGNATURES FOLLOW ON NEXT PAGE]

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Very truly yours,

MBSC SECURITIES CORPORATION

Accepted:

Name of Selling Firm (Please Print or Type)

Dealer Code

Address

Phone number, fax number and e-mail address

Date: _____________________________     By:

                                                                        Name:

Title:

Confirmed:

MBSC SECURITIES CORPORATION

Date: _____________________________     By:

Name:

Title:

NOTE TO SELLING FIRM: Please sign and return both copies of this Agreement to MBSC Securities Corporation.

5/2015

APPENDIX A

TO
BANK SELLING AGREEMENT

EXPEDITED REDEMPTION INFORMATION FORM

The following information is provided by the Firm identified below which desires to exercise expedited redemption privileges with respect to shares of certain mutual funds managed, advised or administered by The Dreyfus Corporation or its subsidiaries or affiliates, which shares are registered in the name of, or beneficially owned by, the customers of such Firm.

(PLEASE PRINT OR TYPE)

NAME OF FIRM

STREET ADDRESS                                         CITY                           STATE             ZIP CODE

In order to speed payment, redemption proceeds shall be sent only to the commercial bank identified below, for credit to customer accounts of the above-named Firm.

NAME OF COMMERCIAL BANK TO RECEIVE ALL PAYMENTS - ABA NUMBER

ACCOUNT NAME      ACCOUNT NUMBER

STREET ADDRESS                                         CITY                           STATE             ZIP CODE

5/2015